EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan and February 25, 2010 Stock Option Award of Phoenix Technologies Ltd. of our reports dated November 19, 2009, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended September 30, 2009 and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
March 30, 2010